UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 17, 2014

DIGITAL ALLY, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-33899	20-0064269
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9705 Loiret Blvd., Lenexa, KS 66219

(Address of Principal Executive Offices) (Zip Code)

(913) 814-7774

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On January 19 and 23, 2014 Stephen Phillips and Bernard A. Bianchino, respectively, resigned as members of the Board of Directors of Digital Ally, Inc. (the “Company”). The Company accepted these resignations as part of its new cost cutting initiatives and to reduce the size and streamline the operation of the Board. The Company is grateful for the service of these individuals as Board members. In connection with their resignations and in recognition of their service, the Company accelerated the vesting of the restricted stock awards made to them in May 2013.

Mr. Phillips will continue to provide consulting services to the Company for new product development, technological innovation and special engineering projects.

(e) On January 17, 2014, the Compensation Committee of the Board of Directors (the “Committee”) set the annual base salaries of Stanton E. Ross, President and Chief Executive Officer, and Thomas J. Heckman, Chief Financial Officer, Treasurer and Secretary, at $175,000 each for 2014, which is unchanged from the three previous years.

The Committee determined that Stanton E. Ross and Thomas J. Heckman would be eligible for a bonus of $100,000 each in 2014 based on their performance during the year. The Committee will review each executive officer’s performance on a periodic basis in 2014 and determine what, if any, portion of the bonus he has earned and will be paid as of such point.

The Committee also determined that Messrs. Ross and Heckman would be eligible for awards of stock options or restricted stock in 2014 based on their performance.

The information contained in this Current Report shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 24, 2014

Digital Ally, Inc.

By:	/s/ Stanton E. ROSS
Name:	Stanton E. Ross
Title:	President and Chief Executive Officer